PEOPLES FINANCIAL SERVICES CORP.

82 FRANKLIN AVENUE
HALLSTEAD, PA  18822

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2009

The 2009 Annual Meeting of Shareholders of Peoples Financial Services Corp. will be held at the Shadowbrook Inn and Resort, 315 SR 6 E, Tunkhannock, Pennsylvania, on Saturday, April 25, 2009, beginning at 8:30 a.m.

ITEMS OF BUSINESS:

1)	Election of one Class III Director to hold office for three years from the date of election and until his successor(s) shall have been elected and qualified; and

2)	Any other matters that properly come before the meeting.

All holders of common shares of record at the close of business on February 27, 2009, are entitled to vote at the Meeting and any postponements or adjournments of the Meeting.

The Company’s 2008 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

Proxy Materials can be accessed on the web at www.peoplesnatbank.com/investors

It is important that your shares be represented and voted at the Meeting.  Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope furnished for that purpose.  Any proxy may be revoked in the manner described in the accompanying Proxy Statement at any time prior to its exercise at the Meeting.

By order of the Board of Directors
Richard S. Lochen, Jr.
President/CEO

March 31, 2009
Hallstead, Pennsylvania

TABLE OF CONTENTS

PROXY STATEMENT	3
Proxies	3
Required Vote	3
Cost of Proxy Solicitation	3
Advance Notice Procedures	3
Shareholder Communications	4
GOVERNANCE OF THE COMPANY	4
Committees of the Board of Directors	4
Compensation of Directors	5
Relationship with Independent Public Accountants	6
Section 16(a) Beneficial Ownership Reporting Compliance	6
SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS	6
ELECTION OF DIRECTORS	7
Nominee for Term Expiring in 2012	7
Director Whose Term Will Expire in 2010	8
Directors Whose Terms Will Expire in 2011	8
COMPENSATION DISCUSSION AND ANALYSIS	8
Compensation Committee Interlocks and Insider Participation	13
Summary Compensation Table	13
Compensation Survey Peer Group Table	13
Outstanding Equity Awards Table	14
Option Exercises and Stock Vested Table	14
Non-Qualified Deferred Compensation Table	14
Relationships and Other Related Transactions	15
REPORT OF THE AUDIT COMMITTEE	15
DIRECTORS AND EXECUTIVE OFFICERS	16
OTHER MATTERS	16

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Peoples Financial Services Corp., parent company of Peoples National Bank, Peoples Advisors, LLC, and Peoples Financial Capital Corporation, for use at the Company’s Annual Meeting of Shareholders to be held on April 25, 2009, (the “Meeting”) at 8:30 a.m. E.S.T. at the Shadowbrook Inn and Resort, 315 SR 6 E, Tunkhannock, Pennsylvania.  The Proxy Statement and the accompanying proxy are first being mailed to Shareholders of the Company on or about March 31, 2009.

PROXIES

The execution and return of the enclosed proxy will not affect a shareholder’s right to attend the Meeting and vote in person.  Any Shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy to the Secretary of the Company, Debra E. Dissinger, PO Box A, Hallstead, Pennsylvania, 18822, or by attending the Meeting and electing to vote in person after giving written notice thereof to the Secretary of the Company.  Shareholders of record at the close of business on February 27, 2009 are entitled to notice of, and to vote at, the Meeting.  On that date, the Company had 3,131,181 shares of common stock outstanding (the “Common Stock”), par value $2 per share, each of which will be entitled to one vote at the meeting.

If the enclosed proxy is appropriately marked, signed, and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon.  Any proxy not specifying to the contrary will be voted FOR the election of the nominee for Class III Director.

Shares represented by properly executed proxies on the accompanying form will be voted FOR the nominee of the Board of Directors named unless otherwise specified on the proxy by the Shareholder.  Any Shareholder who wishes to withhold authority from the proxyholder to vote for the election of the Director may do so by marking his or her proxy to that effect.  No proxy may be voted for a greater number of persons than the number of nominees named.  If the nominee should become unable to serve, the person named in the proxy may vote for another nominee.  The Company’s Board of Directors and Management, however, have no present reason to believe that the nominee listed will be unable to serve as a Director, if elected.

REQUIRED VOTE

The presence, in person or by proxy, of the holders of a majority of the Shares entitled to vote generally for the election of Directors is necessary to constitute a quorum at the Meeting.  Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.  A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Directors are elected by a plurality of the votes cast at the Meeting.  Abstentions and broker “non-votes” will not be considered as votes cast for purposes of the Meeting.

COST OF PROXY SOLICITATION

The expense of soliciting proxies will be borne by the Company.  It is expected that the solicitation of proxies will be primarily by mail.  The Company’s Directors, Officers and Employees may also, but without compensation other than their regular compensation, solicit proxies by further mailings or personal conversations, or by telephone, fax, or other electronic means.  This expense for 2008 was $4,000.

 ADVANCE NOTICE PROCEDURES

The By-laws of the Company permit nominations for election to the Board of Directors to be made by the Board of Directors or by any Shareholder of the Company.  All nominations are referred to the Board of Directors for consideration.  There were no nominations by Shareholders submitted to the Board for consideration.

The By-laws require that any nomination for Director by a Shareholder (other than by the Board of Directors) must be made by notice, in writing, delivered to the Secretary of the Company not less than 60 days prior to the date of a Shareholders’ Meeting.  Any Shareholder proposal for consideration at the Company’s Annual Meeting of Shareholders to be held in 2010 must be received by the Company at its principal office not later than December 24, 2009.  A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary, PO Box A, Hallstead, Pennsylvania, 18822.

SHAREHOLDER COMMUNICATIONS

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management Directors as a group may do so by writing to the Chairman of the Board, Peoples Financial Services Corp., PO Box A, Hallstead, Pennsylvania 18822.  The Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that she otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal auditors and handled in accordance with procedures established by the Audit Committee with respect to such matters.

GOVERNANCE OF THE COMPANY

Pursuant to Pennsylvania law and the Company’s By-laws, the business, property and affairs of the Company are managed under the direction of the Board of Directors.  Members of the Board are kept informed of the Company’s business through discussions with the CEO and Officers, by reviewing materials provided to them, and by participation in meetings of the Board and its committees.

During 2008, all of the Directors of the Company attended at least 75% of the aggregate of all meetings of the Company’s and the Bank’s Boards of Directors and Board committees on which they served.  Each Director is expected to attend the Company’s Annual Meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors met five times during 2008 and the Bank’s Board of Directors met 12 times during 2008.

Committees are concurrent committees of Peoples Financial Services Corp. and Peoples National Bank.

The Executive Committee did not meet in 2008.  This committee consists of the Board Chairman, if any, the Vice Chairman, if any, and the President plus not less than one, but no more than three other Directors.  The Executive Committee meets on an as-necessary basis and may exercise the authority of the Board to the extent permitted by law during intervals between meetings of the Board.  This committee may also be assigned other duties by the Bank’s Board.

The Compensation Committee met one time during 2008.  This committee consists of four independent Board members.  It reviews and recommends compensation policies and plans.  The Compensation Committee Charter is posted on our website at www.peoplesnatbank.com/investors.

The Audit/Compliance Committee met four times during 2008.  This committee supervises the compliance and internal audit program of the Bank and recommends the appointment of, and serves as the principal liaison between, the Board and the Company’s independent accountants.  It also reports to the Board on the general financial condition of the Bank.  During the year, the Board examined the composition of the Audit Committee and confirmed that the members are “independent” as defined in the NASDAQ listing standards.  Director Shurtleff was determined to qualify, and agreed to serve, as the Audit Committee’s “financial expert” as defined by SEC regulations.  The Audit Committee Charter is posted on our website at www.peoplesnatbank.com/investors.

The Nominating and Governance Committee met one time during 2008.  This committee is comprised of four members of the Board.   It identifies individuals qualified to become Board members, consistent with criteria approved by the Board, oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and effectively, and ensures that proper attention is given, and effective responses are made to shareowner concerns regarding corporate governance.  The members of this committee are “independent directors” as defined in the NASDAQ listing standards.  The Nominating Committee Charter is posted on our website at www.peoplesnatbank.com/investors.

The Asset/Liability Committee met 12 times in 2008.  The primary objectives of the Asset/Liability management process include:  optimize earnings and return on assets and equity within acceptable and controllable levels; provide for growth that is sound, profitable and balanced without sacrificing the quality of service; and manage and maintain policy and procedures that are consistent with the short - and long -term strategic goals of the Board of Directors.  To this end, the Asset/Liability Committee is responsible for risk management within the following key areas: interest rate; price; liquidity; investment/credit; and budget.  The committee meets monthly and consists of the Board of Directors and key Bank Officers.

The Human Resources and Marketing Committee met four times during 2008.  This committee is responsible for sound human resources management and training e.g., in employment, compensation, and performance appraisals.  This committee is also responsible for evaluation, planning and supervision of the marketing and advertising of the Bank’s products and services, and also oversees community involvement and other public relations activities.  The Human Resources and Marketing Committee meets on a quarterly basis with the Board of Directors and key Bank Officers.

The Loan Administration Committee met four times during 2008.  This committee assists the Bank’s Board of Directors in discharging its responsibility for the lending activities of the Bank by reviewing loans, lines of credits, floor plans, customers’ financial statements, and by monitoring loan review and compliance.  The Loan Administration Committee recommends lending authorizations and is responsible for assuring that the Bank’s loan activities are carried out in accordance with loan policies.  This committee is also responsible for insuring the adequacy of the Bank’s loan loss reserve.  The Loan Administration Committee meets with the Chief Credit Officer and other Executive Officers on a quarterly basis.

The Branch Committees each met 11 times during 2008.  These committees consist of the Directors assigned to or representing a particular community office.  These committees meet with the Branch Manager, Executive Officers and Associate Directors of that office on a monthly basis to discuss the progress and/or problems of the particular office they represent.  The Committee may make recommendations on unlimited matters concerning that office for consideration at the monthly Board of Director’s Meeting.

COMPENSATION OF DIRECTORS

Each member of the Board of Directors receives $500 for each Bank Board meeting.  All non-employee members receive $200 for each committee meeting they attend and $200 for each branch meeting they attend.  All non-employee Directors receive a retainer of $14,000 per year.  The Vice Chairman receives an additional $250 per month.  The Audit Committee Chairman receives an additional $250 per audit committee meeting.

DIRECTORS’ STOCK OPTIONS

No stock options were granted to the Directors in 2008.

DIRECTORS’ RETIREMENT

The Company provides a retirement benefit to its non-employee Directors.  The plan requires a minimum of ten years of service.  After the tenth year, the Director is granted an annual retirement distribution of $150 times the Director’s number of years of service on the Board.  This benefit is payable to the Director or beneficiary for a ten-year period following retirement.  The Company has a mandatory retirement age of 70.  During 2008, the Company charged $8,650 to expenses for this benefit.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (1)	Total
William E. Aubrey	$32,450						$32,450
Thomas F. Chamberlain	$21,750					$1,335	$23,085	(2)
Ronald G. Kukuchka	$25,850						$25,850
Richard S. Lochen, Jr.	$6,000						$6,000
John W. Ord	$24,550						$24,550
Russell D. Shurtleff	$30,850					$500	$31,350
George H. Stover, Jr.	$25,850					$1,674	$27,524

(1)  Peoples National Bank maintains a Supplemental Excess Retirement Plan for certain Directors.    Under these plans, which are non-qualified plans, they will receive a supplemental payment in order to provide them with an annual retirement benefit.  The amount listed reflects compensation expense recorded in 2008.
(2)  Compensation paid from 1/1/08 until resignation date of 7/31/2008.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of Beard Miller Company LLP, the accounting firm which examined the financial statements of the Company for the year ending December 31, 2008, are expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 (a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Executive Officers to file reports of holdings and transactions in the Company’s common stock with the Securities and Exchange Commission.  Based on Company records and other information, the Company believes that all Securities and Exchange Commission filing requirements applicable to its Directors and Executive Officers with respect to the Company’s 2008 fiscal year were met.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information concerning the beneficial ownership of the Company’s Common Shares as of the annual meeting record date, 2/27/09, for: (a) each incumbent Director and the nominee for Director; (b) each named Executive Officer of the Company identified in the Summary Compensation Table; and (c) the Directors and Executive Officers as a group.  Except as otherwise noted, the named individuals or family members had sole voting and investment power with respect to such securities.

Directors and Executive Officers	Amount and Nature of *Beneficial Ownership	Percent of Common Class

George H. Stover, Jr.	77,599	2.48%	(1)
John W. Ord	69,831	2.23%	(2)
Russell D. Shurtleff	18,006.58%		(3)
Debra E. Dissinger	13,625.44%		(4)
Ronald G. Kukuchka	12,518.40%		(5)
William E. Aubrey II	9,000.29%
Richard S. Lochen, Jr.	6,899.22%		(6)
Joseph M. Ferretti	1,995.06%		(7)

All Directors and Executive Officers as a Group	209,473	6.70%

*The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse, minor children and any other relative who has the same home, as well as securities that the individual has or shares voting or investment power, or has the right to acquire beneficial ownership within sixty (60) days after February 27, 2009.  Beneficial ownership may be disclaimed as to certain of the securities.  All numbers have been rounded to the nearest whole number.

(1)	Includes option grants of 3,000 shares. All other shares are held jointly with spouse.

(2)	Includes 16,006 shares under the Company’s Employee Stock Ownership Plan (“ESOP”) which have been allocated to Mr. Ord’s account, option grants of 3,750 shares and 40,000 shares held by spouse.

(3)	Includes 481 shares held jointly with spouse, 563 shares held jointly with child and options grants of 2,925 shares.

(4)
Includes 12,243 shares under the Company’s Employee Stock Ownership Plan (“ESOP”) which have been allocated to Ms. Dissinger’s account and options grants of 450 shares.  All other shares are held jointly with spouse.

(5)	Includes 9,023 shares held jointly with spouse and option grants of 300 shares.

(6)
Includes 406 shares under the Company’s Employee Stock Ownership Plan (“ESOP”) which have been allocated to Mr. Lochen’s account, options grants of 1,275 shares and 2,330 shares held in an IRA.  All other shares are held jointly with spouse.

(7)	Includes 1,498 shares under the Company’s Employee Stock Ownership Plan (“ESOP”) which have been allocated to Mr. Ferretti’s account and option grants of 450 shares.

ELECTION OF DIRECTORS

The By-laws of the Company provide that the Company’s business shall be managed by a Board of Directors of not less than five, and not more than twenty-five persons.  The Board of Directors of the Company, as provided in the Company’s By-laws, is divided into three Classes:  Class I, Class II, and Class III, with each class being as nearly equal in number as possible.  The Board of Directors of the Company presently consists of six members.  After the 2009 Annual Meeting, the Board will consist of five members due to the retirement of Director John W. Ord.  The term of office of the Class III Director elected at the Meeting will expire on the date of the Company’s Annual Meeting of Shareholders in 2012.  The term of each of the continuing Directors in Class II and Class I will expire on the date of the Company’s Annual Meeting of Shareholders in 2010 and 2011, respectively.

The person(s) named in the enclosed proxy intends to vote such proxy FOR the election of the one nominee named below, unless you indicate that your vote should be withheld.  The nominee elected as a Director will continue in office until the 2012 Annual Meeting and until his successor(s) has been duly elected and qualified, or until the earliest of his death, resignation or retirement.

The Board of Directors has proposed the following nominee for election as a Class III Director at the Annual Meeting.

NOMINEE FOR TERM EXPIRING AT THE ANNUAL MEETING TO BE HELD IN THE YEAR 2012:

RUSSELL D. SHURTLEFF, ESQ.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE-NAMED NOMINEE FOR ELECTION AS DIRECTOR.

The Company expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected.  If the nominee is unable to serve if elected, proxies may be voted for a substitute nominee selected by the Board of Directors. The principal occupation and certain other information, as of the Annual Meeting record date, are set forth regarding such nominee and other Directors whose terms of office will continue after the Annual Meeting.  Information about the share ownership of the nominees and other Directors can be found on page 6.

RUSSELL D. SHURTLEFF, Director of Peoples Financial Services Corp. and Peoples National Bank since 2000. Magisterial District Judge since 1997. Attorney at Law since 1988. Vice Chairman of the Board since 2008. Chairman of the Audit Committee since 2008. Member of the Following Committees:  Tunkhannock/Meshoppen Branch; Executive; Asset/Liability; Loan; Human Resources/Marketing; Audit/Compliance; Compensation; and Nominating.  Age:  46

CLASS II DIRECTOR TERM EXPIRING IN 2010
WILLIAM E. AUBREY II, Director of Peoples Financial Services Corp. and Peoples National Bank since 2006.  President and CEO of Gertrude Hawk Chocolates since 2003.  Chairman of the Board since 2008. Member of the Following Committees:  Hop Bottom/Nicholson Branch; Asset/Liability; Loan; Human Resources/Marketing; Audit/Compliance; Compensation; and Nominating.  Age:  46

CLASS I DIRECTORS TERMS EXPIRING IN 2011
GEORGE H. STOVER, JR., Director of Peoples Financial Services Corp. and Peoples National Bank since 1992.  Real Estate Appraiser since 1972.  Member of the Following Committees:  Montrose Branch; Executive; Asset/Liability; Loan; and Human Resources/Marketing.  Age:  62

RICHARD S. LOCHEN, JR., Director of Peoples Financial Services Corp. and Peoples National Bank since 2003.  President/CEO of the Company and the Bank since 2007.  Certified Public Accountant since 1995.  Member of the Following Committees: Executive; Asset/Liability; Loan; and Human Resources/Marketing.  Age:  45

RONALD G. KUKUCHKA, Director of Peoples Financial Services Corp., and Peoples National Bank since 2007.  President of Ace Robbins, Inc., since 1982.  Member of the Following Committees:  Conklin/Binghamton Branch; Asset/Liability; Loan; Human Resources/Marketing; Audit/Compliance; Compensation; and Nominating.  Age:  55

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF OBJECTIVES
The executive compensation program of Peoples Financial Services Corp. (the “Company”) is designed to provide a competitive base salary as well as providing incentives to our executive officers to effectively lead and manage our company and its growth strategy.  Decisions regarding executive compensation are determined by our Compensation Committee.  This Committee reviews a number of factors including performance of the individual executive officers, the performance of the Company and compensation surveys for comparable banks based on asset size and geographic location.

The program is designed to support annual and long-term company goals that create consistent profitable growth while providing long-term value to our shareholders.  The objectives of the Company’s executive compensation plan are to: (1) attract, motivate and retain highly qualified executives; (2) link total compensation to both individual performance and the performance of the bank and holding company; (3) appropriately balance short-term and long-term financial objectives, build shareholder value and reward individual, team and Company performances, and (4) align executive and shareholder interests by including equity as part of total compensation.

In this compensation discussion and analysis, our Chief Executive Officer, our Chief Operating Officer/Chief Risk Officer, and our Chief Credit Officer are referred to collectively as our “Named Executive Officers”.

During the year ended December 31, 2008, we compensated our Named Executive Officers with a combination of base salary, bonus, equity compensation and benefit plans and perquisites which the Committee believed were comparable to other financial institutions of similar size in our region.  Mr. Lochen, President/CEO, received a base salary of $130,000 and $23,287 in other compensation which is shown in detail in the Summary Compensation Table.  In addition, Mr. Lochen received $6,000 in Director’s fees.  Other than base salary and incentive bonuses, the employee stock ownership plan represents the equity compensation made available to our Named Executive Officers.  This plan is also offered to all eligible full-time employees of the Company.

COMPONENTS OF THE COMPENSATION PROGRAM
The Company’s executive compensation includes three key elements:  base salary, annual incentives and long-term incentives.

BASE SALARY
Base salary is the basic element of the executive compensation program and the foundation for setting incentive compensation target awards.  Management provides the Compensation Committee with salary information as compiled by L.R. Webber and Associates, Inc.  This Webber survey gathers information for Pennsylvania banks and also provides information based on the institution’s size and geographic region within the state.  The Committee used a peer group of banks with asset sizes of $400 to $500 million in total assets and located in the Northeast Pennsylvania Region.  See the “Compensation Survey Peer Group Table” for the listing of these peer banks.  The Committee determines the base salary range for a particular position by evaluating (1) the duties, complexities and responsibilities of the position; (2) the level of experience required, and (3) the compensation for positions having similar scope and accountability within the peer group.

In most cases, base salary for an executive is set between 70 and 85 percent of the median salary for comparable positions within the peer group`.  Factors utilized to set actual salary also include individual performance, length and nature of experience and competency, and the potential for advancement.

ANNUAL INCENTIVES
In January 2008, the Compensation Committee recommended to the Board of Directors an Incentive Compensation Plan which was approved by the Company’s Directors.  Incentive Compensation represents the “at risk” portion of an executive’s pay.  The Company believes financial goals create a strong and objective link between executive compensation and shareholder value creation.  The Corporation uses economic profit as the measurement for financial goal achievement because it promotes the simultaneous optimization of growth, earnings and capital efficiency.  The Company believes economic profit is the best indicator of long-term shareholder value creation and correlates well with long-term stock price appreciation.

The Compensation Committee sets corporate goals for the Named Executive Officers to achieve in order to qualify for a cash bonus.  Maximum cash bonus awards to the Named Executive Officers for 2008 are as follows:  President/CEO – 25% of base salary; CRO/COO – 20% of base salary; and CCO – 15% of base salary. Measurements and weighting for 2008 are as follows:  Net Income weighted at 50% of maximum bonus, Total Average Assets at 5%, Return on Average Assets at 5%, Return on Average Equity at 5%, Efficiency Ratio at 5%, and Execution of the Company’s Strategic Plan weighted at 30%.

The Board also sets separate goals to align executives’ interests with the financial performance of either the Company or their individual area of responsibility.  The President/Chief Executive Officer and Chief Operations Officer/Chief Risk Officer are measured on the overall economic profit of the Company as well as implementation of the strategic plan.  The other Named Executive Officer is measured on the economic profit of the Company as well as certain departmental goals.

The Compensation Committee recommends and the Board approves the payment of bonus plan awards.  The awards are paid in the first quarter following the fiscal year for which an award is earned.  The awards are paid in cash.  Mr. Lochen and Ms. Dissinger declined bonus payments in 2008 and have declined participation in the bonus plan in future years.

LONG-TERM INCENTIVES
The Company designs long-term incentives to focus executives on long-term value creation and to provide balance to the annual incentives.  The Bank has an employee stock ownership program (“ESOP”) covering substantially all employees who have attained the age of 21 and have completed one year of service.  Contributions to the plan are at the discretion of the Board of Directors.  Employer contributions are allocated to participant accounts based on their percentage of total base and short-term incentive compensation for the plan year.  The amounts contributed to the plan are the same percentage of compensation for the Named Executive Officers as for all employees.  In 2008, $6,509 was contributed to Mr. Lochen’s account, $5,273 was contributed to Ms. Dissinger account, and $4,558 was contributed to Mr. Ferretti’s account. During 2008, total contributions to the plan charged as an expense to operations were $150,754. Under the terms of the ESOP, the trustee must invest assets primarily in common stock of the Company.  Under the ESOP, employee participants are entitled to voting rights attributable to stock allocated to their accounts.

The Bank also maintains a profit sharing plan under the provisions of Section 401(K) of the Internal Revenue Code.  The plan covers substantially all employees who have completed one year of service.  Contributions to the plan by the Bank equal 50% of the employee contribution up to a maximum of 6% of annual salary.  Mr. Lochen received $4,522, Ms. Dissinger received $3,955, and Mr. Ferretti received $3,418 in employer contributions in 2008.  During 2008, total employer contributions to the plan charged as an expense to operations were $95,398.

On May 1, 1998, the Company made a grant of stock options to substantially all employees. These options had an exercise price of $14.80 (price adjusted to reflect the Company’s five-for-two split in September 1998 and three-for-two split in May 2003).  The options vested after five years of service and expired May 1, 2008. Discretionary, non-performance-based stock option grants were made to key officers and managers in 1999 through 2005 at exercise prices ranging from $17.00 to $34.10.  The options have an expiration date of 10 years from the date of grant with the 2003 options vesting after five years.  Recent philosophy of the Board of Directors has been to eliminate issuance of stock options as a segment of executive compensation.

OTHER COMPENSATION ELEMENTS
The Company has provided a supplemental employee retirement plan (“SERP”) to one Named Executive Officer.  The awarding of SERPs to Named Executive Officers is a discretionary decision addressed annually by the Compensation Committee.  As of December 31, 2008, Ms. Dissinger is the only Named Executive Officer with SERP benefits.  Former President and Chief Executive Officer, John Ord, who retired January 2, 2007, also receives a SERP benefit from The Company.   Mr. Ord’s plan provides for a yearly retirement benefit of $84,520 paid in monthly disbursements.  In the event of his death, Mr. Ord’s spouse is entitled to a payment of 50% of the monthly disbursements.  Ms. Dissinger’s plan, funded through life insurance, provides a benefit of $20,000 per year for 15 years commencing with the month following the month in which she terminates employment after reaching normal retirement age.  If the executive’s employment is terminated before normal retirement age, absent a change in control, by the executive for good reason, or due to non-renewal of an employment agreement, disability, or termination by the Bank for reasons other than for cause, the benefit accrued to date will be paid on the date of termination.  Upon death of the executive while actively employed by the Bank, the executive’s beneficiary will be paid a lump sum amount which is determined by the number of years the plan was in effect.  In exchange for their supplemental retirement benefits, the executives have signed restrictive covenants which prohibit them from entering into business relationships which compete with the operation of the Bank.  Participation in the SERP is provided to assure the overall competiveness of the Company’s executive compensation program.

The Company entered into an employment agreement with Mr. Lochen, President & CEO, in February of 2007.  The Company also has entered into change-in-control agreements with Ms. Dissinger and Mr. Ferretti.  The CEO employment agreement and change-in-control agreements are designed to (1) assure the continuity of executive management during a threatened takeover; and (2) ensure executive management is able to objectively evaluate any change in control proposal and act in the best interests of shareholders during a possible acquisition, merger or combination.  The Company designed the agreements to be part of a competitive compensation package, thereby aiding in attracting and retaining top quality executives.

The agreements define a change in control as having occurred (1) when a third person or entity becomes the beneficial owner of more than 19.99% of the combined voting power of the Company’s securities then outstanding; (2) there occurs a merger, consolidation or reorganization to which the Company or the Bank is a party in which the members of the Board of Directors of the Company do not constitute a majority of the members of the Board of the resulting entity; (3) there occurs a sale, exchange or disposition of substantially all of the assets of the Company or the Bank to another entity; (4) there occurs a contested proxy solicitation that results in a contesting party obtaining the ability to elect candidates to a majority of the Company’s Board; or (5) there occurs a tender offer for the shares of voting securities of the Company and the tender offeror obtains securities representing more than 19.99% of the combined voting power of the Company’s outstanding securities.

The executive is entitled to certain benefits if, at any time within two years after the change in control, any of the following triggering events occurs: (1) employment is terminated by the Company for any reason other than cause or disability of the executive; or (2) employment is terminated by the executive for “good reason.”  “Good reason” is defined as (1) assignment to the executive of duties substantially inconsistent with the executive’s position, authority or responsibilities, or any other substantial adverse changes in the executive’s position (including title), authority or responsibilities; (2) the Company’s failure to comply with any of the provisions of the agreement; (3) a required change of more than 50 miles in the executive’s principal place of work, except for travel reasonably required in performing the executive’s responsibilities; (4) a purported termination of the executive’s employment by the Company which is not permitted by the agreement; (5) the Company’s failure to require a successor company to assume the agreement; or (6) the executive’s good faith determination that the change in control resulted in the executive being substantially unable to carry out authorities or responsibilities attached to his or her position due to the change in control.

When a triggering event occurs following a change in control, the executive is entitled to two times (2.99 times for the CEO) the sum of the executive’s annual base salary.  In the event the CEO’s employment is voluntarily terminated by the Company without cause or the executive resigns from employment for good reason and no change in control shall have occurred at the date of such termination or resignation, the Company must pay to the executive in cash within twenty days following termination or resignation, an amount equal to 2.0 times the highest sum of (1) their taxable federal compensation reported on Form W-2 during each of the immediately preceding three calendar years; and (2) all amounts excluded from such compensation during the relevant calendar year under the Internal Revenue Code. In exchange for receipt of the severance payment where no change in control has occurred, the CEO is prohibited for a period of one year from the date of termination, from entering into any relationship with any enterprise which is engaged in a business which competes with the Company.

The CEO and other Executive Officers are entitled to receive reimbursement for any legal fees and expenses, plus interest thereon, that may be incurred in enforcing or defending his or her agreement.  The CEO’s employment agreement is automatically renewed, on an annual basis, for a period of three years and the change-in-control agreements of the other Named Executive Officers are automatically renewed, on an annual basis, for a period of two years.

AMOUNTS OWED IF A TRIGGERING EVENT HAD TAKEN PLACE
If a triggering event had occurred on December 31, 2008, the benefits payable in 2008 for Ms. Dissinger’s SERP contract would have been $103,626.  If a triggering event had occurred on December 31, 2008, the benefits payable in 2008 for Mr. Lochen’s employment agreement would have been $388,700, for Ms. Dissinger’s change-in- control agreement, $220,000 and for Mr. Ferretti’s change-in-control agreement, $200,000.

PERQUISITES
The Compensation Committee annually reviews the perquisites that senior management receives.

Beginning in 2007, the Board agreed to provide Mr. Lochen with a $1,000 per month vehicle allowance and spousal travel expenses for conventions.

The Committee believes that country clubs can serve as appropriate forums for building client relationships and for community interaction.  The Bank reimburses monthly membership expenses for Messrs. Lochen and Ferretti based on demonstrable business requirements, which are approved monthly and reviewed annually.

The Compensation Committee regularly reviews People’s perquisites and believes they are appropriate and modest when compared to peer companies and are necessary to attract and retain high-caliber talent.

IMPACT OF PRIOR COMPENSATION IN SETTING ELEMENTS OF COMPENSATION
Prior compensation of the Named Executive Officers does not impact how the Company sets elements of current compensation.  The Compensation Committee believes the competitive environment mandates that current total compensation be sufficient to attract, motivate and retain top management.  The Compensation Committee analyzes outstanding option grants, outstanding plan awards and overall Company stock ownership for each of the Named Executive Officers to ensure that future stock option grants, change-in-control agreements and other benefits provide appropriate and relevant incentives to the executives.  Based on the current analysis, the Compensation Committee believes that prior compensation will not impact the ongoing effectiveness of the Company’s compensation objectives.

THE ROLE OF THE COMPENSATION COMMITTEE AND INDEPENDENT CONSULTANT
The Compensation Committee evaluates management’s executive compensation recommendations and provides independent review of the Company’s executive compensation program.  The Compensation Committee is comprised solely of Directors who are not current or former employees of the Company and each is independent as defined by the NASDAQ director independence standards.  The Compensation Committee is responsible for recommending compensation policies to the Board for approval, as well as developing and implementing the compensation programs for the Named Executive Officers and other key members.  Key items pertaining to executive compensation such as base salary increases, cash performance plan awards and stock option grants are submitted to the Board for approval following the review and recommendation of the Compensation Committee.  In the case of the CEO, only the independent Directors of the Board approve the Compensation Committee’s recommendation.

Operating within the framework of duties and responsibilities established by the Board, the Compensation Committee’s role is to assure the Company’s (1) compensation strategy is aligned with the long-term interests of the shareholders and members; (2) compensation structure is fair and reasonable; and (3) compensation reflects both corporate and individual performance.  In discharging its responsibilities, the Compensation Committee utilizes broad-based, comparative compensation surveys developed by L.R. Webber Associates, Inc.

The Compensation Committee’s Charter provides that any outside compensation consultants who offer advice on compensation levels and benefits for the CEO or other senior executives will be retained by the Compensation Committee, report to the Chair of the Compensation Committee and submit fee statements for approval to the Chair of the Compensation Committee.  The consultant’s findings are reported directly to the Compensation Committee.  Any other consulting services by such compensation consultants for the Company must be approved in advance by the Compensation Committee Chair.

OTHER MATTERS
While we believe that it is important that our Executive Officers and Directors own shares of the Company’s common stock, we do not have equity or security ownership requirements for Executive Officers or Directors.

The Bank has in effect a Directors’ and Officers’ liability insurance policy from the Zurich North America Company to cover certain liabilities, losses, damages, and expenses that the Bank’s Directors and Officers may incur in such capacities.  $8,864 was charged to expenses in 2008 for this insurance.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed this CD&A, which begins on page 8 of this Proxy Statement, with management and based on such review and discussion, the Compensation Committee recommended to the Board that this CD&A be included in this Proxy Statement.

COMPENSATION COMMITTEE
William E. Aubrey, II
Russell D. Shurtleff, Esquire
Ronald G. Kukuchka

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During Fiscal 2008, the Compensation Committee was comprised of Messrs. Aubrey, Shurtleff, and Kukuchka, none of whom is a current or former Officer of the Corporation.  There are no interlocking Board memberships between Officers of the Company and any member of the Compensation Committee.

SUMMARY COMPENSATION TABLE

The table below sets forth information with respect to annual compensation awarded to, earned by, or paid to each of the CEO, the Principal Financial Officer, and to the other Named Executive Officers to the extent such persons’ total compensation exceeded $100,000 for the years ended December 31, 2008 and 2007.
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIIVE PLAN COMPENSATION (CASH BONUS) ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPEN- SATION ($)		TOTAL ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Richard S. Lochen, Jr., President Chief Executive Officer	2008 2007	130,000 110,000	N/A	N/A	N/A	0 16,500	N/A	23,287 20,361	(1)	153,287 146,861
Debra E. Dissinger, Executive Vice President Chief Operations Officer Principal Financial Officer	2008 2007	110,000 104,500	N/A	N/A	N/A	0 17,800	N/A	18,331 17,033	(2)	128,331 139,333
Joseph M. Ferretti, Vice President Chief Credit Officer	2008 2007	100,000 94,654	N/A	N/A	N/A	4,875 10,305	N/A	7,976 7,572	(3)	112,851 112,531

(1)
Includes ESOP contributions of $6,509 and $5,500; 401(k) plan contributions of $4,522 and $2,031; automobile allowance of $12,000 and $12,000; and spousal travel expense of $256 and $830 in 2008 and 2007, respectively.

(2)
Includes ESOP contributions of $5,273 and $5,225; 401(k) plan contributions of $3,955 and $3,135; and supplemental employee retirement plan contributions of $9,103 and $8,033 in 2008 and 2007, respectively.  Also includes spousal travel expense of $640 in 2007.

(3)	Includes ESOP contributions of $4,558 and $4,732 and 401(k) plan contributions of $3,418 and $2,840 in 2008 and 2007, respectively.
COMPENSATION SURVEY PEER GROUP TABLE

Asset Group - $400,000,000 to $499,999,999
1st Summit Bank (Johnstown)	Honesdale National Bank (Honesdale)
American Bank (Allentown)	Nextier Bank (Butler)
Atlantic Central Bankers Bank (Camp Hill)	Peoples National Bank (Hallstead)
Brentwood Bank (Bethel Park)	Somerset Trust Company (Somerset)
Dime Bank (Honesdale)	Union National Community Bank (Lancaster)
Juniata Valley Bank (Mifflintown)	West View Savings Bank (Pittsburgh)
Counties - Carbon, Columbia, Lackawanna, Luzerne, Monroe, Northhamton, Pike, Schuylkill, Susquehanna, Wayne, Wyoming
Citizens Savings Bank (Clarks Summit)	First National Community Bank (Dunmore)
Columbia County Farmers National Bank (Bloomsburg)	Honesdale National Bank (Honesdale)
Community Bank & Trust Company (Clarks Summit)	Landmark Community Bank (Pittston)
Dime Bank (Honesdale)	Luzerne Bank (Luzerne)
ESSA Bank & Trust (Stroudsburg)	Mauch Chunk Trust Company (Jim Thorpe)
Fidelity Deposit & Discount Bank (Dunmore)	Merchants National Bank of Bangor (Bangor)
First Keystone National Bank (Berwick)	Peoples National Bank (Hallstead)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END DECEMBER 31, 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price	Option Expiration Date
Richard S. Lochen, Jr.	375			$16.50	5/1/2011
	300			$18.00	5/1/2012
	100			$27.50	6/1/2013
	250			$34.10	11/12/2014
	250			$30.75	10/3/2015
Debra E. Dissinger	150			$27.50	6/1/2013
	150			$34.10	11/12/2014
	150			$30.75	10/3/2015
Joseph M. Ferretti	150			$27.50	6/1/2013
	150			$34.10	11/12/2014
	150			$30.75	10/3/2015

Mr. Lochen has 1,275 stock options that have a grant date present value of *$5,779.  Ms. Dissinger has 450 stock options that have a grant date present value of *$2,793.  Mr. Ferretti has 450 stock options that have a grant date present value of *$2,793.

*Black-Scholes Option Pricing Method

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard S. Lochen, Jr.	0		0
Debra E. Dissinger	0		0
Joseph M. Ferretti	0		0

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard S. Lochen, Jr.	0	0		0
Debra E. Dissinger	0	6,638	2,136	0	47,539
Joseph M. Ferretti	0	0		0

(1)	The above deferred compensation represents amounts contributed in 2008 to the executive supplemental retirement plans as discussed on page 10.

RELATIONSHIPS AND OTHER RELATED TRANSACTIONS

Several of the Directors and Officers of the Company, and the companies with which they are associated, are customers of, and during 2008 had banking transactions with, the Bank in the ordinary course of the Bank’s business, and intend to do so in the future.  All loans and commitments to loan included in such transactions were made under substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the Bank’s Management, do not involve more than the normal risk of collection or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

The members of the Bank’s Audit Committee are William E. Aubrey II, Russell D. Shurtleff, Esquire, and Ronald G. Kukuchka.  The Committee met four times during fiscal 2008.   The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent auditors and with the Company’s internal auditors, in each case without the presence of the Company’s management.  In addition, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure.  As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.  A copy of the Audit Committee Charter is included as an exhibit to this Proxy Statement.

Independent Auditor Fees  The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the Securities and Exchange Commission require all public accounting firms which audit issuers to obtain pre-approval from their respective Audit Committees in order to provide professional services without impairing independence.  Beard Miller Company LLC has previously issued engagement letters to or obtained formal approval from the Audit Committee for certain services.  These services are summarized below.

The following fees were incurred for 2008 and 2007:
	2008	2007
Audit Fees (1)	$91,931	$88,162
Audit-Related Fees (2)	-	525
Tax Fees (3)	14,701	40,183
All other fees (4)	-	-
	$106,632	$128,870

(1)
Includes professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in Forms 10-Q, or services normally provided in connection with statutory and regulatory filings (i.e., attest services required by FDICIA or Section 404 of the Sarbanes-Oxley Act), including out-of-pocket expenses.

(2)	Assurance and related services reasonably related to the performance of the audit or review of financial statements.

(3)	Tax fees include the following: preparation of state and federal tax returns and consultation on various other tax related matters.

(4)	Other fees include evaluation of a proposed transaction or other permitted, nonrecurring non-attest special projects.

The fees were approved in accordance with the Audit Committee’s policy.

The Audit Committee of the Bank has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2008, and discussed them with management and the Company’s independent accountants, Beard Miller Company LLP.  The Audit Committee also has discussed with the independent accountants the matters required to be discussed by the US Statements of Auditing Standards No. 89 and 90.  The Bank’s Audit Committee has received from the independent accountants the written disclosures and letter required by the US Independence Standards Board Standard No. 1, and the Audit Committee has discussed the accountants’ independence from the Company and management with the accountants.  Based on the review and discussions, the Bank’s Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the fiscal year ended December 31, 2008, be included in the Company’s Annual Report on Form 10K for that fiscal year.

Members of the Audit Committee
William E. Aubrey II
Russell D. Shurtleff, Esquire
Ronald G. Kukuchka

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s Board of Directors presently consists of six members.  After the 2009 Annual Meeting, the Board will consist of five members due to the retirement of Director John W. Ord. The Company’s Board of Directors is divided into three classes, one-third (as nearly equal in number as possible) of who are elected annually to serve for a term of three years.

The following information is set forth in the table entitled “Company’s Board of Directors”:
•	name;
•	age;
•	term of office; and
•	the principal occupation of such individuals during the past five years.

The Executive Officers are appointed to their respective offices annually.  All Directors of the Company also serve as Directors of Peoples National Bank.  Unless otherwise indicated, the principal occupation listed for a person has been the person’s occupation for at least the past five years.  The table indicates the earliest year a person became an Officer or Director for Peoples National Bank or the Company.

NAME	AGE	POSITION ON BOARD	YEAR ELECTED OR APPOINTED OFFICE	YEAR TERM EXPIRES	OCCUPATION
William E. Aubrey II	46	Chairman	2006	2010	President/CEO of Gertrude Hawk Chocolates
Russell D. Shurtleff	46	Vice Chairman	2000	2009	Magisterial District Judge/Attorney at Law
Richard S. Lochen, Jr.	45	Director	2003	2011	President/CEO of Bank and Company/ Certified Public Accountant
John W. Ord	68	Director	1969	2009	Retired President/CEO of Bank and Company
George H. Stover, Jr.	62	Director	1992	2011	Real Estate Appraiser
Ronald G. Kukuchka	55	Director	2007	2011	President of Ace Robbins, Inc.
Debra E. Dissinger	54	Secretary	1990	N/A	Executive Vice President/Chief Operations/ Chief Risk Officer of the Bank
Joseph M. Ferretti	39	N/A	1997	N/A	Vice President/Chief Credit Officer of the Bank

There are no family relationships among any of the Executive Officers or Directors of the Company.  Executive Officers of Peoples National Bank are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

OTHER MATTERS
Management knows of no business other than as described previously that is planned to be brought before the Meeting.  Should any other matters arise, however, the person(s) named on the enclosed proxy will vote in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in accordance with his/her best judgment.